Issuer Free Writing Prospectus

File pursuant to Rule 433(d)

Registration No. 333-181718

Pricing Supplement

Dated May 22, 2013

US Airways, Inc.

$100,000,000

2012-2C Pass Through Trust

US Airways Pass Through Certificates, Series 2012-2C

Pricing Supplement dated May 22, 2013 to the preliminary prospectus supplement dated May 22, 2013 (as supplemented, the “Preliminary Prospectus Supplement”) of US Airways, Inc. (“US Airways”), which includes additional information regarding the Class C Certificates described below.

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	US Airways Pass Through Certificates, Series 2012-2C (“Class C Certificates”)

Amount:	$100,000,000

CUSIP:	91731W AA2

ISIN:	US91731WAA27

Coupon:	5.45%

Make-Whole Spread over Treasuries:	0.50%

Public Offering Price:	100%

Expected Ratings:

Standard & Poor’s Ratings Services	B

Moody’s Investor Service, Inc.	B3

Fitch, Inc.	BB-

Underwriting:

Goldman, Sachs & Co.	$100,000,000

Concession to Selling Group Members:	0.50%

Discount to Broker/Dealers:	0.25%

Underwriting Commission:	$1,000,000

US Airways’ Transaction Expenses:	$800,000

Settlement:	June 6, 2013 (T+10) closing date, the tenth business day following the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.